Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in No. 33-41204 on Form S-8, as amended by Amendment No. 1 (Form S-8 No. 333-04888) and in Registration Statement Nos. 333-14925, 333-43018, 333-109322, 333-109327, 333-200146, 333-206518, 333-212110, 333-214720, 333-218011, 333-231464, and 333-231467 on Form S-8 and No. 333-248587 on Form S-3 of our report dated February 23, 2021, relating to the financial statements of Brown & Brown, Inc. and the effectiveness of Brown & Brown Inc.'s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2020.

/s/ DELOITTE & TOUCHE LLP

Certified Public Accountants

Tampa, Florida

February 23, 2021